Exhibit 99.1

PRESS RELEASE

Ocera Therapeutics Promotes Michael Byrnes to Chief Financial Officer

Palo Alto, CA – December 3, 2014 – Ocera Therapeutics, Inc. (NASDAQ:OCRX), a clinical-stage biopharmaceutical company focused on acute and chronic orphan liver diseases, today announced the appointment of Michael Byrnes as chief financial officer.

“Michael’s exemplary combination of business acumen, professionalism and integrity are central to the financial management of the company and his guidance is highly valued by the senior management team and board of directors,” said Linda S. Grais, M.D., chief executive officer of Ocera. “We also thank Sharon Tetlow, who has served as acting chief financial officer since June 2014, for her many contributions to our growth as a public company and to our fundraising activities in mid-2014. Sharon stepped in at a critical time for Ocera, and now leaves the company in good hands with Mike as CFO.”

“I am very excited to be part of Ocera’s strong management team as we work towards realizing our mission of helping people with acute and chronic orphan liver diseases, for whom treatment options are limited,” said Mr. Byrnes. “Our key asset, OCR-002, has the potential to significantly improve upon the current standard of care for people with hepatic encephalopathy. I’m pleased to be part of shaping the future for this important asset and seeking to deliver value to our many stakeholders.”

Mr. Byrnes has served as vice president, finance at Ocera since June 2014. Prior to joining Ocera, Mr. Byrnes held a variety of corporate finance and accounting roles of increasing responsibility, most recently serving as corporate controller of Maxygen, Inc. He received a B.S.C. in finance from Santa Clara University and an M.B.A. from California State University, Hayward.

About Ocera

Ocera Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of OCR-002 (ornithine phenylacetate). OCR-002 is an ammonia scavenger and has been granted orphan drug designation and Fast Track status by the U.S. Food and Drug Administration (FDA) for the treatment of hyperammonemia and resultant hepatic encephalopathy in patients with acute liver failure and acute-on-chronic liver disease. For additional information, please see www.ocerainc.com.

Forward-Looking Statements

This press release contains "forward-looking" statements, including, without limitation, all statements related to the OCR-002 clinical development program, including but not limited to the potential benefits of OCR-002 to help people with acute and chronic orphan liver diseases. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believe," "expected," "hope," "plan," "potential," "will" and similar expressions are intended to identify forward-looking statements.

These forward-looking statements are based upon Ocera's current expectations. Forward-looking statements involve risks and uncertainties and Ocera's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including those risks and uncertainties discussed under the heading "Risk Factors" in Ocera's Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent filings with the SEC. All information in this press release is as of the date of the release, and Ocera undertakes no duty to update this information unless required by law.

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Susan Sharpe
Ocera Therapeutics, Inc.
contact@ocerainc.com
919-328-1109